SCHEDULE A
to the Investment Advisory Agreement

(as amended on December 3, 2015 to add the Huber Capital Mid Cap Value Fund)

Series or Fund of Advisors Series Trust	Annual Fee Rate
Huber Capital Equity Income Fund
0.99% of the Fund’s average daily net assets between $0 and $10 billion; 0.75% of the Fund’s average daily net assets between $10 billion and $20 billion; 0.50% of the Fund’s average daily net assets for assets in excess of $20 billion

Huber Capital Small Cap Value Fund	1.35% of the Fund’s average daily net assets between $0 and $5 billion and 1.00% of the Fund’s average daily net assets for assets in excess of $5 billion
Huber Capital Diversified Large Cap Value Fund	0.75% of the Fund’s average daily net assets between $0 and $10 billion and 0.50% of the Fund’s average daily net assets for assets in excess of $10 billion
Huber Capital Mid Cap Value Fund	1.00% of the Fund’s average daily net assets

ADVISORS SERIES TRUST	HUBER CAPITAL MANAGEMENT, LLC
on behalf of the Funds listed on Schedule A

By: /s/ Douglas G. Hess	By: /s/ Gary Thomas

Name: Douglas G. Hess	Name: Gary Thomas

Title: President	Title: COO/CCO